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                             EYETECH PHARMACEUTICALS

                             MODERATOR: DAVID GUYER
                                  MAY 26, 2005
                                   7:30 AM CT

Operator:      Good morning. My name is (Cynthia) and I will be your conference facilitator today. At this time I would like to welcome everyone to the Eyetech Pharmaceuticals conference call. All lines have been placed on mute to prevent any background noise.

               After the speaker's remarks, there will be a question and answer period. To allow everyone the opportunity to ask a question during this time, please limit yourself to one question. If time permits, all questions will be taken.

               If you would like to ask a question, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad. At this time I would like to turn the conference over to (Susan Silao), Associate Investor Relations. Please go ahead ma'am.

(Susan Silao): Thank you (Cynthia). Good morning and thanks for joining us today. This conference call is being recorded and will be available through replay starting at 11:30 am Eastern Time today and running until 11:30 pm Eastern Time on Wednesday June 1,
               2005.
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               The replay number for today's call are 800-642-1687 within the US or 706-645-9291 internationally. The passcode to listen to the replay will be 6644652. In addition, this call is available via Web cast by accessing the Investor Relations Section of our corporate Website at www.eyetech.com. An archive version of the Web cast will be available at the same location through June 1, 2005.

               And now I will turn the call over to Chris Smith, the Executive Director of Public Relations and Corporate Communications at Eyetech.

Chris Smith:   Thanks (Sue). Good morning everyone. Representing Eyetech
               today, we have the company's Chief Executive Officer, Dr. David
               Guyer. Also available for questions are Glenn Sblendorio, the company's Chief Financial Officer, Dr. Anthony Adamis, Chief
               Scientific Officer and Paul Chaney, Chief Operating Officer.

               We've invited two distinguished experts to join us today. They are Dr. Donald J. D'Amico, Professor of Ophthalmology at the Massachusetts Eye and Ear Infirmary at the Harvard Medical School and Dr. Carmen A. Puliafito, MBA, Professor and Chair of Ophthalmology at the Bascom Palmer Eye Institute at the University of Miami, School of Medicine.

               Both doctors have extensive experience with anti-VEGF therapy and we encourage you to ask them questions during the Q&A.

               The views and positions expressed by Drs. D'Amico and Puliafito are not necessarily the views and [positions] of Eyetech. Both experts have served as medical consultants to Eyetech and other pharmaceutical and biotechnology companies. Neither expert has an equity position in Eyetech.
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                                                          Moderator: David Guyer
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               Before we get started, we'd like to remind you that this
               conference call contains forward-looking statements regarding future events and expectations including without limitation, growth opportunities, technology and product candidate development, statements regarding anticipated financial results in calendar year 2005 and other statements that refer to Eyetech's plans, prospects, expectations, strategies, intentions and beliefs.

               These forward-looking statements are based on the information available to Eyetech today. The company assumes no obligation to update these statements as circumstances change.

               For additional information on the risks that may cause actual results to differ from expectations, please see the risk factor section of our Q1 '05 quarterly report on form 10-Q on file with the SEC.

               I will now turn the call over to Dr. David Guyer, Chief Executive Officer of Eyetech.

David Guyer:   Good morning everyone. We have three messages today.
               First, we remain very confident in Macugen as a major medical breakthrough with significant commercial value now and in the future. Today I will share a more detailed view of the various market opportunities and Eyetech and Pfizer's planned expansion of the Macugen franchise including timelines.

               Two, the jury is still out about the investigational antibody fragment from Genentech. The interim one-year results announced are not complete. We will share our assessment of what information is missing and what questions remain unanswered.
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               Three, we are eager to talk to you today and as news in this market continues to unfold, we are committed to maintaining a dialogue.

               Now why are we so confident in the commercial success of Macugen? First, the neovascular AMD market is large, growing and underserved. We estimate that by 2010 the Wet AMD market will be a multi-billion dollar opportunity based on aging demographics, growing treatment rates, use of combination therapies and price.

               By communicating the importance of early diagnosis and timely treatments to physicians, patients and caregivers, we can maximize the benefit of Macugen to preserve vision in more patients.

               Our partner Pfizer, is a recognized leader in this type of market expansion. Since 1998 for instance, the statin market for cholesterol has grown three times even though it is served by multiple products with the same mechanism of action.

               We strongly believe there is room for multiple anti-VEGF agents in this large and growing AMD market much like the industry has already experienced in multiple sclerosis and oncology.

               Our first mover advantage with Macugen, our partnership with Pfizer, our advantage in dosing schedule and our proven safety make us especially confident of our continued success in the AMD market.

               We benefit from a strong and productive partnership with Pfizer. This relationship is more than financial as Pfizer and Eyetech collaborate to define and execute the strategy for clinical development, marketing and sales of Macugen.
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               As early as this morning, Pfizer management has reaffirmed to us that their plans for Macugen have not changed. This partnership with Pfizer has resulted in robust clinical development and commercialization plans for Macugen.

               Eyetech and Pfizer are expanding the Macugen franchise into two other large markets of urgent unmet medical need where there are presently no approved drugs.

               In addition, presently there are no ongoing clinical trials with any other anti-VEGF therapy besides Macugen for these large markets. First is our program in diabetes. Let me remind you of a few statistics. The incidence of diabetes in the US is 18 million and growing. We all know there's an epidemic of diabetes. Diabetes is a leading cause of blindness in people under age 50. Three quarters of diabetics develop retinopathy within ten years. About 5.3 million people suffer from diabetic retinopathy.

               Presently there are approximately 500,000 people suffering from Diabetic Macular Edema or DME, where we've already shown proof of principle in phase two and which is a leading cause of blindness in diabetic retinopathy with approximately 75,000 new cases per year in the US alone.

               As announced, we plan to begin our pivotal phase II/III trial of Macugen and Diabetic Macular Edema in the second half of this year with a secondary endpoint of progression of diabetic retinopathy.

               We expect to enroll and complete the first year of this study by the end of 2008 when we will have the opportunity to file the data with European regulatory authorities.
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               We expect to finish the third year of the trial by the end of
               2010 when we will have the opportunity to file in the US. The second major opportunity is retinal vein occlusion or RVO with an estimated 130,000 new patients each year in the US alone.

               Depending on the results of our phase II trial currently underway, we may start a phase III trial of Macugen in retinal vein occlusion as early as 2007 with a potential regulatory filing in the US in the second half of 2009.

               Again, Eyetech is conducting these research programs in partnership with Pfizer who is responsible for the majority of ongoing development costs.

               We also have exciting news to share about Eyetech's other R&D programs. Today we are announcing plans to move a preclinical product into clinical development for macular degeneration. At our R&D facility in Lexington, Mass and in collaboration with Archemix, we have completed pre-clinical proof of concept for our anti-PDGF aptamer. This exciting compound, the result of our collaboration with Archemix has been shown to be synergistic with Macugen in laboratory studies. This has the potential to be a powerful one-two punch in the treatment of eye disease because we believe anti-PDGF strips away the pericytes and allows anti-VEGF therapy to work more effectively.

               We anticipate moving into the clinic with a phase one study of anti-PDGF and Macugen during the second half of 2006 pending successful completion of required pre-IND studies.

               Now this research is important because we believe that combination therapy will emerge as the new standard of care of macular degeneration, a market historically dominated by surgical interventions and monotherapies is rapidly
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               becoming a market where combinations, sequential and stepped therapies are the rule.

               Consider how the oncology market is now dominated by combination therapies or consider how the cardiovascular market now relies on pharmacology to prevent and manage heart disease.

               There is a strong scientific rationale for combining therapies to provide patients with enhanced efficacy and durable treatment benefit. This trend is likely to increase the overall value of the market and expand it.

               In a small uncontrolled trial of Macugen in combination with photodynamic therapy, 60% of patients gained three lines of vision. This was the highest gain rate ever reported in this disease. In addition, multiple preclinical studies have shown that combination may be synergistic.

               In March of this year, Pfizer and Eyetech enrolled the first patient in our phase 3b/4 study of Macugen in combination with photodynamic therapy. We expect to complete enrollment by the second half of 2006.

               Just as Eyetech revolutionized the treatment of neovascular AMD with the first anti-VEGF agent, Eyetech plans on always being on the cutting edge of new therapies for AMD. We believe that drug delivery and novel combination therapy has the potential to be the next major breakthrough.

               Now by introducing Macugen early this year, Eyetech and Pfizer are leading a revolution in the treatment of macular degeneration. Macugen is the first and only FDA approved treatment for all types of neovascular AMD. The retinal community is presently adopting Macugen at a rapid rate.
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               For the first quarter, we reported rapid uptake of Macugen with gross product revenue of 25.4 million.

               We have secured reimbursement eligibility by Medicare in all 50 states which we believe has contributed to rapid product adoption.

               As of the end of March, reordering has been strong. Among our top 100 accounts, 99 have already reordered Macugen. Nine out of ten have ordered four or more times and about half have ordered seven or more times.

               Since we founded this company five years ago, we have met or exceeded every milestone we have set. We are making a difference today not promising one in the future. Just yesterday a patient in Detroit handed a note to our Chief Operating Officer while he was visiting an account. It said, "I just received my 20th shot of Macugen, and, as my family keeps telling all who will listen, this shot saved my way of life. Thank you so much for your study programs and my wonderful eyesight."

               Now let's move to recent news from a potential competitor to Macugen. The street and the media reacted quickly to news announced earlier this week by Genentech. The topline data appeared to have further confirmed anti-VEGF therapy as the new treatment paradigm for macular degeneration. However, the jury is still out about this investigational product for AMD.

               Here's our assessment of what we know and what questions remain unanswered. This insight comes from discussions with retinal specialists, our partners at Pfizer and our management team which includes 11 ophthalmologists with significant patient care and clinical trial experience.
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               First, what do we know? The information presented so far is clearly early and incomplete. This is topline data. from the first year of a two year study in patients with minimally classic and occult lesions only. A second head to head pivotal trial against PDT that will be required for approval has not yet reported any data.

               A third trial in combination with PDT, FOCUS has not yet reported any data. And a fourth trial with a different dosing schedule, PIER is ongoing.

               The trial included a curiously high success rate of 62% in the controlled group of patients who received no treatment at all. This response is inconsistent with the damaging progressive natural history of Wet AMD. In fact, it is higher than the success rate for the treatment group in the PDT TAP trials that gained approval for Visudyne and raises several critical questions. Was this due to the clinical trial design or patient characteristics?

               Clearly almost 2/3 of patients responding to placebo at one year is not the destructive macular degeneration disease most experts are used to.

               Did they study only an unusual more benign variant of the disease such as polypoidal or RAP lesions? We need to see demographics. Or could it be due to the method for testing the patient's visual acuity? Importantly, valid comparisons of products cannot be made based on data from separate studies especially in macular degeneration. We have learned this over and over again.

               Clinical trial results vary significantly based on patient populations studied and protocols of clinical trials.

               Since we're most familiar with our Macugen data, let me demonstrate the importance of patient selection by sharing three different data sets from the
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               Macugen vision trials. As a reminder, the VISION trial studied all patient types and lesion sizes. This diverse real-world patient population included patients with more advanced stage disease with scarring similar to advanced stages in cancer and led to full broad FDA label for Macugen.

               In this setting, the Macugen response rate was 70% compared to the control group of 55%. Now when we looked at our patients with early lesions, those more likely to respond because they have less scarring, the Macugen response rate increases to 77% compared with a control of 50%. This is 27% difference similar to Genentech's reported number in their press release.

               In fact, this data which was previously presented at the ARVO scientific meeting also showed that up to 20% of Macugen patients compared to zero percent of controls, gained three or more lines of vision in this retrospective analysis.

               The response rate increases even further for Macugen when you look retrospectively at a small group of patients from one of our trials. This group of patients had minimally classic and occult lesions, the same population of the Genentech trial with small lesions and no previous thermal laser therapy.

               In this group, the response rate for Macugen was 88% with a control rate of 56% for a difference of 32% which is essentially the same as the 33% noted in the Genentech trial. Again, this is not a valid comparison of the two products, but it does demonstrate the importance of patient demographics when interpreting clinical trials.

               Results should improve by treating patients earlier before scarring. We eagerly await more details on the design and patient demographics of the
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               Genentech trial. But remember, only a head to head trial can accurately distinguish between products.

               Now there are significant regulatory hurdles for approval of any new treatment for neovascular AMD. At the FDA advisory panel for Macugen, the agency stated that two prospective randomized clinical trials are required for two years for the approval of a new treatment for AMD. Again, Macugen has cleared this hurdle with proven efficacy and safety over two years.

               We know that Genentech's investigational product requires greater frequency of dosing once a month while Macugen is dosed every six weeks. We see this as a major advantage, as the competitor requires 50% more injections through two years of anti-VEGF therapy. We know that Genentech is investigating the viability of less frequent dosing in the PIER study. This approach is at odds with data from our phase III trials and our pre-clinical studies that show that continuous VEGF inhibition is best for patients with neovascular AMD just like constantly keeping cholesterol levels down is important for hypo cholesteremia.

               Eyetech and Pfizer also have a drug delivery collaboration that has already shown pre-clinical proof of principle for Macugen microspheres that may result in even fewer injections.

               Now researchers in Genentech have suggested in public scientific meetings that their product may not work in combination with photodynamic therapy. Inflammation has also been reported. To our knowledge, Genentech has not yet shared results from its FOCUS study of PDT in combination with their antibody fragment, despite the fact that this study was enrolled and completed prior to MARINA.
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               As we mentioned -- this is important, since like in oncology and heart disease, treatment of macular degeneration will most likely involve combination therapies over the longer term. Macugen administered with PDT is safe based on our present safety data and could be a major advantage for us in the future. We look forward to seeing data from Genentech's FOCUS trial.

               Now let's discuss what we and the medical community don't know. What are the detailed results from the first year of MARINA? What patient groups and lesion types achieved a 95% benefit in the clinical trials? What was the dropout rate? What definitions are used to describe response rate?

               While the current press release highlights patients who maintain or gain vision, this group includes patients who lost up to three lines of vision. This is clearly not maintaining vision. This statement is misleading and inconsistent with our common understanding how ophthalmologists measure vision loss and gain.

               What are the results from the second year of MARINA? What are the results of the second middle phase three trial ANCHOR and what are the results of the combination FOCUS study? What are the possible safety concerns in administering a VEGF inhibitor that blocks all isoforms when VEGF plays such an important role in maintaining and developing blood vessels and neurons?

               The Genentech product blocks all VEGF indiscriminately while Macugen selectively blocks only the bad or pathological isoform VEGF 165. Lucentis is a fragment of Avastin which has a black box warning with thromboembolic and hemorrhagic effects.
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               The long term safety of the product must be well studied to be sure there is no such toxicity in the eye. In addition, Genentech reported at this year's ARVO scientific meeting that 14% of patients had newly developed systemic hypertension during their early trials. We did not see this in the Macugen phase III trials. Could this be a systemic safety issue for the Genentech product? Only long term studies will answer this important question.

               In summary, our current understanding of Genentech's interim data actually raises more questions than it answers. We encourage you to keep these questions in mind as we learn more about the competitive environment.

               There is a human tendency to want to compare and contrast things that seem similar. But it is not appropriate yet to draw comparisons between the Macugen and Genentech trials. This would be like comparing apples to oranges. Only a head to head, apples to apples can accurately distinguish products.

               We strongly believe there is room for multiple anti-VEGF agents in this large and growing AMD market much like the industry has experienced in the multiple sclerosis and oncology areas.

               Our first mover advantage with Macugen, our partnership with Pfizer, our advantage in dosing schedule and our proven safety through two years make us especially confident of our continued success in the AMD market.

               In closing, I want to share a statement from an editorial in yesterday's New York Times about this new Genentech data. "There are good reasons to wait before cheering too loudly. Too few details have been released to judge how many patients got better and how great their improvement was.
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               The MARINA study has yet to be presented at a scientific
               conference or published in a peer reviewed journal. And the results stem from only the first year of a two year trial. There are thousands of anxious patients who will need to await further analysis of the MARINA data to determine whether these findings add up to progress or not."

               Now as Chris mentioned, we are joined today by two senior retinal specialists, Dr. Don D'Amico, Professor at the Massachusetts's Eye and Ear Institute at Harvard Medical School and Dr. Carmen Puliafito, Professor and Chair of Ophthalmology at the Bascom Palmer Eye Institute at the University of Miami. Dr. DAmico, would you like to comment on Macugen and your thoughts on the press release?

Donald J.
  D'Amico: Yes. Well thank you David. As a physician, I certainly welcome any new therapy that will demonstrate efficacy against his very difficult disease of Wet AMD. However I feel that our decisions and our analyses must be based on critical evaluation and objective evaluation. And it's quite clear for the many reasons that you've outlined that this is not a comparative trial at all and that the fragmentary data that we have so far seen raises many questions and we cannot make definite comments about any kind of comparative efficacy.

               We do have a strong indication that the anti-VEGF approach is further validated by the fact that the primary endpoint is achieved at the one year interval. However, we do not have any longer term data. We do not have information about other forms of the disease.

               And I really would like to emphasize the aspect of not trying to compare numbers from one trial to another. It is precisely this pitfall that is such that historical controls are never permitted in analysis of critical data. And we can speak further about this. But any attempt to look just at numbers from one trial
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               to another really misses the science. And it's the science that will guide us into intelligent selection of treatments for our patients.

David Guyer:   Thank you. Dr. Puliafito, would you like to comment?

Carmen A.
  Puliafito:   Yes. Thank you very much David. Well, Macugen remains our
               primary therapy for all forms of coroidial vascularization and age related AMD. We've changed our treatment algorithm since the launch of Macugen. And it remains our primary treatment option.

               I look at the Lucentis results as validating in fact, the Eyetech pioneering approach to the treatment of macular degeneration because one of the issues has been is how central is the role of anti-VEGF therapy in the treatment of coroidial neovascularization? And I think the evidence now is overwhelming that Macugen and other agents that are anti-VEGF will need to be included in the treatment of all patients with the acute form of coroidial neovascularization. And I think that's a major recognition.

               I'd like to say that macular degeneration is a devastating disease. And what we've seen even since the launch of Macugen, that the market as Dr. Guyer suggested, was underserved and much larger than we realize.

               And I happen to believe that the market will increase in a very substantial way, that going forward probably, we will use a variety of agents for treating this very vexing problem. Many ophthalmologists are enthusiastic about combination therapy using Macugen in combination with other agents. And I'm also very enthusiastic about the Eyetech pipeline.

               We all know that repeated intravitreal injections is probably not the best strategy in the future. So we really need to look at delivery options. We really
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               need to look at other approaches such as Eyetech has proposed to not only just stop the vessels from leaking, but to get the vessels to wither away. So these are very important. And I have a lot of confidence in the scientific team at Eyetech led by Tony Adamis. And I think that this is going to lead to many contributions to ophthalmology going forward.

               So in summary I would say Macugen showed us that anti-VEGF therapy is the keystone of treatment for macular degeneration. It's still our primary modality and we're enthusiastic about future developments. Thank you.

David Guyer:   Thank you. We will now open the call to questions for
               Eyetech senior management or either of our guest physicians.

[Q&A Session]

Chris Smith:   Good. Thank you everyone. That concludes our call for
               today. We remind you that the views and positions of Dr. D'Amico and Dr. Puliafito are their own and are not necessarily the views and positions of Eyetech. Thank you very much for joining us and have a good day.

Operator:      Thank you. This does conclude today's conference. You may now disconnect.


                                       END